UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 7, 2021

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Class A ordinary shares	LBTYA	Nasdaq Global Select Market
Class B ordinary shares	LBTYB	Nasdaq Global Select Market
Class C ordinary shares	LBTYK	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Senior Secured Notes

On April 7, 2021, UPC Broadband Finco B.V. (the “Issuer”) (an indirect wholly-owned subsidiary of Liberty Global plc (“Liberty Global”)) entered into a purchase agreement (the “Purchase Agreement”) with, among others, BofA Securities, Inc., as representative of the initial purchasers named therein (the “Initial Purchasers”), pursuant to which the Issuer agreed to sell, subject to the terms and conditions set forth therein, $1,250.0 million aggregate principal amount of its 4.875% senior secured notes due 2031 (the “Notes”), at par, to the Initial Purchasers, in a private offering in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended.

This Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes will be issued pursuant to an indenture, to be dated as of April 21, 2021 (the “Issue Date”), among the Issuer and The Bank of New York Mellon Corporate Services Limited, as trustee (the “Trustee”) (the “Indenture”). The Notes will be the senior limited recourse obligations of the Issuer and will be secured by security interests in certain of the Issuer's rights, property and assets.

Interest and Maturity

The Notes will mature on July 15, 2031, and interest is payable on the Notes semi-annually in arrears on each January 15 and July 15, beginning on July 15, 2021.

Optional Redemption

Subject to a special optional redemption in connection with a UPC exchange transaction and except as described below, the Notes are non-callable until July 15, 2026. At any time prior to July 15, 2026, the Issuer may redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest and additional amounts, if any, to (but excluding) the redemption date and a “make-whole” redemption price specified in the Notes, plus accrued and unpaid interest, if any, to, but excluding the redemption date.
On or after July 15, 2026, the Issuer may redeem all, or from time to time a part, of the Notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts, if any, to (but excluding) the applicable redemption date, if redeemed during the twelve-month period commencing on July 15 of the years set forth below:

Year	Notes Redemption Price

2026	102.438%
2027	101.219%
2028	100.609%
2029 and thereafter	100.000%

In addition, at any time prior to July 15, 2026, the Issuer may redeem up to 40% of the original aggregate principal amount of the Notes with the net proceeds of one or more specified equity offerings at a redemption price of 104.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and additional amounts, if any, to (but excluding) the date of redemption. Furthermore, prior to July 15, 2026, during each 12-month period commencing on the Issue Date, the Issuer may redeem up to 10% of the original aggregate principal amount of the Notes at a redemption price equal to 103% of the principal amount of the Notes redeemed plus accrued and unpaid interest and additional amounts, if any, to (but excluding) the date of redemption. In the event of certain events defined as constituting a change of control, the Issuer may be required to redeem the entire aggregate principal amount of the Notes at a redemption price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest and additional amounts, if any, to (but excluding) the date of redemption.

New Finco Accession Agreement and New Finco Loan

On the Issue Date, the net proceeds from the issuance of the Notes plus certain fees payable to the Issuer (if any) will be used by the Issuer to finance a U.S. dollar denominated loan (the “New Finco Loan”) to UPC Financing Partnership (an indirectly owned subsidiary of Liberty Global) (“UPC Financing”), under an additional facility subject to the terms of the amended and restated senior secured credit facility agreement originally dated January 16, 2004, as amended, amended and restated or supplemented from time to time, between, inter alios, UPC Broadband Holding B.V. (“UPC Broadband Holding”), UPC Financing, the obligors listed therein and The Bank of Nova Scotia, as facility agent and security agent (the “UPC Credit Facility”). The New Finco Loan will be guaranteed on a senior basis by the guarantors of the UPC Credit Facility and secured on a pari passu basis with each of the other facilities under the UPC Credit Facility. In connection with the New Finco Loan, the Issuer and UPC Financing will enter into an accession agreement to the UPC Credit Facility relating to the New Finco Loan (the “New Finco Facility Accession Agreement”), which will have the same maturity redemption terms as the Indenture.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.     Exhibit Name

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: April 13, 2021